Exhibit 3.5

FIRST AMENDMENT TO
 VTV THERAPEUTICS INC.

2015 OMNIBUS EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the vTv Therapeutics Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) is effective as of August 3, 2020.

WHEREAS, vTv Therapeutics Inc. (the “Company”) has adopted the Plan;

WHEREAS, the Board may amend the Plan pursuant to Section 14(a) of the Plan, provided that stockholder approval is required for certain types of amendments;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth below; and

WHEREAS, the stockholders approved the Amendment at the 2020 Annual Meeting of the Company held on June 11, 2020.

NOW THEREFORE, BE IT RESOLVED, that

1.	Section 5(b) of the Plan is hereby amended to replace the phrase “3,250,000” with “7,000,000”.
2.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

3.

Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan. Further, except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being authorized by the Board to execute this Amendment in evidence of the adoption of this Amendment by the Board, has executed this Amendment as of the date first written above.

                                                           VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer